As filed with the United States Securities and Exchange Commission on December 6, 2021

Registration No. 333-260083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VPC IMPACT ACQUISITION HOLDINGS III, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	86-1481509
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

(312) 701-1777

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott R. Zemnick

Victory Park Capital Advisors, LLC

150 North Riverside Plaza, Suite 5200

Chicago, IL 60606

Tel: (312) 701-1777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Raymond Bogenrief Elliott M. Smith Era Anagnosti White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200	John Ricci Dave Inc. 1265 South Cochran Avenue Los Angeles, CA 90019 Tel: (844) 857-3283	Josh Pollick Albert W. Vanderlaan Hari Raman Orrick, Herrington & Sutcliffe LLP 631 Wilshire Boulevard, Suite 2-C Santa Monica, CA 90401 Tel: (310) 633-2800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share(1)(2)	301,166,646	$9.93	$2,994,476,997.30	$277,588.02
Class V Common Stock, par value $0.0001 per share(1)	75,540,840	$9.93	$750,120,541.20	$69,536.17
Total			$3,744,597,538.50	$347,124.19(4)

(1)

Based on the estimated maximum number of shares of Class A common stock, par value $0.0001 per share (“Combined Company Class A Common Stock”), and shares of Class V common stock, par value $0.0001 per share (“Combined Company Class V Common Stock” and together with the Combined Company Class A Common Stock, the “Combined Company Common Stock”), of the registrant (“VPCC”) to be issued in connection with the Business Combination described herein, estimated solely for the purpose of calculating the registration fee. This number is based on the sum of (a) the product of (i) the sum of (A) 197,798,692 issued and outstanding shares of Dave Class A Common Stock, par value $0.00001 per share (the “Dave Class A Common Stock”), and (B) 55,773,100 issued and outstanding shares of Dave Class V Common Stock, par value $0.00001 per share (the “Dave Class V Common Stock” and together with the Dave Class A Common Stock, the “Dave Stock”) (following the consummation of the Recapitalization), and (ii) an estimated exchange ratio of 1.354431 shares of Combined Company Common Stock for each share of Dave Stock, and (b) the product of (i) 24,557,922, the aggregate number of shares of Dave Class A Common Stock reserved for issuance upon the settlement of options to purchase Dave Class A Common Stock outstanding as of October 31, 2021, and that may be issued after such date pursuant to the terms of the business combination agreement described herein and (ii) an estimated exchange ratio of 1.354431 shares of Combined Company Common Stock for each share of Dave Stock. Upon the effectiveness of the second amended and restated certificate of incorporation of VPCC, the par value of Combined Company Class A Common Stock and Combined Company Class V Common Stock will each be $0.0001 per share. The estimates set forth in this footnote (1) (including, without limitation, with respect to the share counts and exchange ratio) are as of October 31, 2021 and the estimated maximum number of shares of Combined Company Common Stock to be issued in connection with the Business Combination described herein is not expected to exceed the amount set forth above.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price of the Combined Company Class A Common Stock is (i) $9.93 (the average of the high and low prices of VPCC Class A common stock as reported on the New York Stock Exchange on October 1, 2021) multiplied by (ii) 301,166,646 shares of Combined Company Class A Common Stock to be registered, and the proposed aggregate maximum offering price of the Combined Company Class V Common Stock is (i) $9.93 (the average of the high and low prices of VPCC Class A common stock as reported on the New York Stock Exchange on October 1, 2021) multiplied by (ii) 75,540,840 shares of Combined Company Class V Common Stock to be registered. For purposes of calculating the registration fee, the Combined Class V Common Stock is treated as having the same value as the Combined Company Class A Common Stock as each share of Combined Class V Common Stock common stock is convertible into one share of Combined Class A Common Stock.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

VPC Impact Acquisition Holdings III, Inc. is filing this Amendment No. 4 to its Registration Statement on Form S-4 (File No. 333-260083) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 21 of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
2.1†	Agreement and Plan of Merger, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., Bear Merger Company I Inc., Bear Merger Company II LLC, and Dave Inc. (included as Annex A to the proxy statement/prospectus which forms part of this Registration Statement).

3.1*	Amended and Restated Certificate of Incorporation of VPC Impact Acquisition Holdings III, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on June 7, 2021).

3.2*	Bylaws of VPC Impact Acquisition Holdings III, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1/A (File No. 333-252577) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on February 26, 2021).

3.3	Form of Second Amended and Restated Certificate of Incorporation of VPC Impact Acquisition Holdings III, Inc. (included as Annex B to the proxy statement/prospectus which forms part of this Registration Statement).

3.4	Form of Amended and Restated Bylaws of VPC Impact Acquisition Holdings III, Inc. (included as Exhibit D to Annex A to the proxy statement/prospectus which forms a part of this Registration Statement).

4.1*	Warrant Agreement, dated March 4, 2021, between Continental Stock Transfer & Trust Company and VPCC (incorporated by reference to VPC Impact Acquisition Holdings III, Inc.’s Current Report on Form 8-K, filed on March 9, 2021).

5.1*	Legal opinion of White & Case LLP.

8.1	Tax Opinion of Orrick Herrington & Sutcliffe LLP.

10.1	Form of Subscription Agreement (attached as Annex G to the proxy statement/prospectus which forms part of this Registration Statement).

10.2	Form of Support Agreement, each dated as of June 7, 2021, by and between VPC Impact Acquisition Holdings II, Inc., on the one hand, and each of the parties thereto, on the other hand (included as Annex F to the proxy statement/prospectus which forms part of this Registration Statement).

10.3	Founder Holder Agreement, dated as of June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc. Dave Inc., Sponsor and certain Insiders (as defined therein) (included as Annex E to the proxy statement/prospectus which forms part of this Registration Statement).

10.4	Repurchase Agreement, dated as June 7, 2021, by and among VPC Impact Acquisition Holdings III, Inc., Dave Inc., Jason Wilk and Kyle Beilman (included as Annex I to the proxy statement/prospectus which forms part of this Registration Statement).

10.5	Form of Investor Rights Agreement (included as Annex H to the proxy statement/prospectus which forms part of this Registration Statement).

10.6	2021 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus which forms part of this Registration Statement).

10.7	2021 Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus which forms part of this Registration Statement).

10.8*	Forms of award agreement under 2021 Equity Incentive Plan.

10.9*	Promissory Note, dated as of August 17, 2021, by and between Dave Inc. and Alameda Research Ventures LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on August 17, 2021).

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Exhibit Number	Description of Exhibit

10.10*	Amendment to Subscription Agreement, dated as of August 17, 2021, by and between VPC Impact Acquisition Holdings III, Inc. and Alameda Research Ventures LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40161) filed by VPC Impact Acquisition Holdings III, Inc. with the SEC on August 17, 2021).

21.1*	List of Subsidiaries.

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of VPC Impact Acquisition Holdings III, Inc.

23.2*	Consent of Moss Adams LLP, independent registered public accounting firm of Dave Inc.

23.3*	Consent of White & Case LLP (included in Exhibit 5.1).

23.4	Consent of Orrick Herrington & Sutcliffe LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on signature page).

99.1*	Form of Preliminary Proxy Card.

99.2*	Consent of Jason Wilk to be named as a director.

99.3*	Consent of Dan Preston to be named as a director.

99.4*	Consent of Charles S. Paul to be named as a director.

99.5*	Consent of Andrea Mitchell to be named as a director.

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Previously filed.
†

Certain of the exhibits and schedules to this Exhibit List have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 6, 2021.

VPC IMPACT ACQUISITION HOLDINGS III, INC.

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Brendan Carroll	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	December 6, 2021

/s/ Gordon Watson Gordon Watson	Co-Chief Executive Officer (Co-Principal Executive Officer)	December 6, 2021

* Carly Altieri	Chief Financial Officer (Principal Financial and Accounting Officer)	December 6, 2021

* John Martin	Chairman of the Board of Directors	December 6, 2021

* Janet Kloppenburg	Director	December 6, 2021

* Peter Offenhauser	Director	December 6, 2021

* Kurt Summers	Director	December 6, 2021

* By:	/s/ Gordon Watson
Gordon Watson
Attorney-in-Fact

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